Exhibit 16.1

Bolko & Company
1825 NW Corporate Blvd, 110
Boca Raton, FL 33431

March 15, 2024
Re: FDCTech, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in Form 8-K dated March 15, 2024, of FDCTech, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with other statements made by the Company in the Form 8-K.

Sincerely,

/s/Bolko & Company

Bolko & Company

Certified Public Accountants

Boca Raton, FL